Exhibit 99.1
American Commercial Lines Announces Results for Quarter and Nine Months Ended September 30, 2010
JEFFERSONVILLE, IN, October 28, 2010 — American Commercial Lines Inc. (NASDAQ: ACLI) (“ACL” or the “Company”) today announced results for the quarter and nine months ended September 30, 2010.
Third Quarter 2010 Results
Revenues for the quarter were $207.3 million, a 0.3% decrease compared with $207.9 million for the third quarter of 2009. Transportation revenues increased by $21.6 million or 15.2% on higher grain pricing and improved sales mix, while manufacturing revenue fell $22.7 million or 35.3% primarily due to lower volumes. The Company’s current quarter income from continuing operations of $5.1 million, or $0.39 per diluted share, compared to a loss from continuing operations of $8.8 million or $0.69 per share for the third quarter of 2009. The improved year-over-year quarterly income from continuing operations was driven by stronger transportation segment results and lower interest costs on lower outstanding debt balances, partially offset by lower gains from asset management actions and manufacturing segment results. Results for the third quarter of 2009 included after-tax debt retirement expenses of $11.3 million or $0.89 per share and after-tax manufacturing segment customer contract dispute charges of $1.5 million or $0.12 per share.
Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) from continuing operations for the quarter was $31.7 million with an EBITDA margin of 15.3%, compared to $27.5 million for the third quarter of 2009 with an EBITDA margin of 13.2%. The attachment to this press release reconciles net income to EBITDA.
Commenting on third quarter results, Michael P. Ryan, President and Chief Executive Officer, stated, “The third quarter’s 23.5% comparative improvement in grain pricing, and a modest return of our volumes in bulk commodities and in liquid shipments, helped drive a $10.8 million improvement in our transportation operating income. This improvement also includes $10.1 million in lower net asset management gains than in the prior year quarter. For the last two and a half years we have executed our strategic initiatives, focused on improving our products and services while reducing costs. We have made significant operating improvements resulting in higher efficiency and better products for our customers. In the first three quarters of 2010 we invested in our business while continuing to reduce our debt levels. We continue to be committed to building and maintaining a transportation and manufacturing program which satisfies our customers’ needs. We recently announced a merger agreement with an affiliate of Platinum Equity. While this transaction is pending and into the future, we expect to continue to implement our strategic initiatives and remain in a position to provide our shippers with competitive freight transportation options far into the future.”
The increase in transportation segment revenues was driven by affreightment revenue which increased $18.3 million or 18.4%. This increase was attributable to 16.7% higher per ton-mile average fuel neutral pricing as a result of an improved mix of commodities shipped and 23.5% higher grain pricing or $7.2 million in incremental grain affreightment revenue, partially offset by an 1.5% overall decline in overall affreightment ton-mile volume. Total affreightment volume measured in ton-miles declined slightly in the third quarter of 2010 to 7.8 billion compared to 7.9 billion in the same period of the prior year. Non-affreightment revenues increased by $3.3 million, or 7.7%, primarily due to higher demurrage, scrapping and charter/day rate revenue. The improved mix of commodities shipped resulted from volume increases in higher revenue per ton-mile liquid affreightment of 16.1% and dry bulk affreightment of 7.4%. This improved mix was partially offset by volume decreases in lower rate coal, which declined 16.1%.
The transportation segment’s operating income of $20.7 million in the third quarter of 2010 was an improvement of $10.8 million from the segment’s operating income in the third quarter of 2009. The improved results were driven by the higher revenue level and improvement in the operating ratio, the ratio of all expenses to revenue. The operating ratio improved by 5.7 points to 87.3%. The improved ratio was driven by the higher affreightment revenues, consistent operating costs and lower selling, general and administrative expenses (“SG&A”) partially offset by lower asset management gains from the scrapping and sale of surplus assets. Asset management gains were $10.1 million lower primarily due to the significant gain on three boats sold in the prior year third quarter. SG&A expenses decreased $4.2 million due primarily to lower salaries and fringe benefits, reductions in new and developed insurance claims, lower bad debts and lower consulting and professional fees, partially offset by higher incentive compensation and medical claims. Despite an increase of 8.6% in per gallon fuel costs and the lower asset management gains in the 2010 quarter, total non-SG&A operating costs as a percent of sales declined by 1.8 points.
Manufacturing revenues were $41.5 million in the third quarter of 2010 compared to $64.2 million in the third quarter of 2009. Seven fewer liquid tank barges and one fewer ocean-going liquid tank barge were sold in the third quarter of 2010 than in the same period of 2009. The revenue impact of the lower number of liquid barges was partially offset by an increase of seven dry hopper barges and 15 deck barges sold in the current year quarter. In the third quarter of 2010 the manufacturing segment sold 60 dry hopper barges, 15 deck barges and two liquid tank barges. There was no delivery of barges for internal use in the current year quarter. The manufacturing segment had an operating loss of $0.6 million in the third quarter of 2010 due to projected contract losses on a forty deck barge contract, driven primarily by labor hours which exceed bid specifications. A $3.3 million loss representing the sum of projected losses on the remaining deck barges and the incurred losses on deck barges completed in the quarter drove the segment’s loss, more than offsetting the margin attributable to remaining sales in the quarter.
Results for the Nine Months ended September 30, 2010
Revenues for the nine months ended September 30, 2010 were $519.9 million, a 16.0% decrease compared with $619.1 million for the first nine months of 2009. Manufacturing revenues declined $105.5 million or 61.9%. Transportation revenue increased by $5.6 million or 1.3%. The income from continuing operations of $0.2 million, or $0.02 per diluted share, represented an improvement of $16.4 million compared to a loss from continuing operations of $16.2 million or $1.27 per diluted share for the nine months ended September 30, 2009. The improved results for the nine months ended September 30, 2010 compared to the same period of the prior year were driven by stronger transportation segment results, reduced interest costs on lower outstanding debt balances and the impact of the prior year non-comparable charges discussed below, largely offset by lower manufacturing segment results and lower gains from asset management actions. Asset management gains were $6.5 million lower primarily due to the relative gain on boats sold and differences in barge scrapping activity in each period.
Results for the nine months ended September 30, 2009, included after-tax debt retirement costs of $11.3 million or $0.89 per share, after-tax severance and Houston sales office closure expenses of $3.1 million or $0.24 per share, an after-tax charge of $1.5 million or $0.12 per share for a manufacturing segment customer dispute and an after tax charge of $0.4 million or $0.04 per share related to a customer’s bankruptcy filing. EBITDA from continuing operations for the nine months ended September 30, 2010 was $65.9 million with an EBITDA margin of 12.7%, compared to $62.6 million with an EBITDA margin of 10.1% for the comparable nine month period in 2009.
The $21.6 million increase in transportation segment revenues in the three months ended September 30, 2010, drove transportation segment revenues $5.6 million higher than the nine months ended September 30, 2009. For the nine months ended September 30, 2010, affreightment revenues increased $12.0 million or 3.9% and non-affreightment revenues decreased $6.4 million or 4.7%. The decrease in non-affreightment was primarily due to lower towing and demurrage revenue. The increase in affreightment revenue was due to an 11.7% improvement in fuel neutral rate per ton mile due to improved sales mix and 6.8% higher grain pricing, partially offset by a 10.2% decline in ton-mile volumes. The improved sales mix resulted from volume increases in the higher rate per ton mile liquids and dry bulk markets of 17.2% and 3.1%, respectively, while volumes decreased in our lower rate grain and coal markets by 15.0% and 23.3%, respectively. Total affreightment ton-miles declined to 22.5 billion for the nine months ended September 30, 2010 compared to 25.0 billion in the prior year period, due to the 3.0 billion ton-mile decline in grain and coal.
The transportation segment’s operating income of $30.7 million in the nine months ended September 30, 2010, was an improvement of $27.4 million from the segment’s operating income in the nine months ended September 30, 2009. The improved results were driven by an improvement in the operating ratio of 6.0 points to 93.2%, primarily due to higher affreightment revenues, cost controls related to SG&A and other operating costs, as well as the impact of the non-comparable 2009 charges. SG&A expenses decreased primarily due to reasons enumerated in the quarterly discussion above. Despite increases in per gallon fuel costs and the lower asset management gains, total non-SG&A operating costs as a percent of sales declined by 1.7 points.
Manufacturing revenues were $64.8 million in the nine months ended September 30, 2010, compared to $170.3 million in the nine months ended September 30, 2009 due primarily to three fewer dry hoppers and 32 fewer liquid tank barges, one fewer ocean-going tank barge sold in the current year period, partially offset by 15 more deck barges sold in the current year. The manufacturing segment had an operating loss of $0.6 million in the nine months ended September 30, 2010, primarily driven by the projected and incurred losses on a forty deck barge contract discussed in the quarterly discussion above. These costs and the costs related to the month-long labor stoppage in April 2010 more than offset the margin attributable to remaining sales in the nine months ended September 30, 2010. In the nine months ended September 30, 2009, the manufacturing segment’s operating margin was 11.1% with $18.8 million of operating income driven by the higher level of external sales in that period.
Cash Flow
Total availability under the Company’s revolving facility was approximately $235 million at September 30, 2010. During the nine months ended September 30, 2010 ACL had $37.6 million of capital expenditures primarily related to $22.4 million in costs for internal builds of new dry covered barges. The Company generated $7.3 million in proceeds primarily from surplus boat sales and received grant funding of $2.3 million for the nine months ended September 30, 2010. The grant reimbursement was for a manufacturing segment capital project completed in 2009. The Company generated $42.4 million in cash from operations during the nine months ended September 30, 2010, compared to $83.8 million in the prior year with the change driven primarily by the changes in receivables, inventory and accounts payable in the respective periods. The current year increase in working capital uses of cash resulted from differences in the production cycle in our manufacturing segment between years. Higher sales in the current year have also increased accounts receivable, which was a significant source of working capital in the prior year. The Company expects that uses of cash for working capital will be essentially neutral in 2010 full-year.
Tax Rate
Our effective income tax rate for the third quarter of 2010 and 2009, before the impact of certain discrete items, was approximately 39% and 36%, respectively. Our effective tax rate is subject to change based on the mix of income from different state jurisdictions, which tax at different rates, as well as the occurrence of other discrete events during the quarter. We evaluate our effective rate on a quarterly basis and update our estimate of the full-year effective rate as necessary. Including the impact of the third quarter discrete items we expect our full year tax rate to be approximately 43% due to the significance of permanent differences to expected pre-tax book income and to other discrete items.
Other Items
Following the quarter, on October 18, 2010, ACL entered into an Agreement and Plan of Merger (the “Merger Agreement”) to be acquired by an affiliate of Platinum Equity, LLC. (“Platinum”). Under the terms of the agreement, ACL stockholders, other than GVI Holdings, Inc. and certain of its affiliates (“GVI”), will receive $33.00 in cash for each share of ACL common stock they hold. GVI will receive $31.25 in cash for each share of ACL common stock it holds if the transaction closes before December 31, 2010 and $33.00 per share thereafter. GVI has entered into a Voting Agreement to support the transaction. The transaction is subject to customary closing conditions, including the expiration or earlier termination of the Hart-Scott Rodino waiting period and the approval of ACL’s stockholders, but is not subject to any condition with regard to the financing of the transaction. Under the terms of the Merger Agreement, ACL may solicit alternative acquisition proposals from third parties for a period of 40 calendar days continuing through November 27, 2010.
Where to Find Additional Information
In connection with the proposed transaction, American Commercial Lines Inc. will file or furnish relevant documents, including a definitive proxy statement, concerning the proposed transaction with the SEC. Investors and stockholders of American Commercial Lines Inc. are urged to read the proxy statement and other relevant materials when they become available because they will contain important information about American Commercial Lines Inc. and the proposed transaction. The final proxy statement will be mailed to the company’s stockholders. Investors and stockholders may obtain a free copy of the proxy statement and any other relevant documents filed or furnished by American Commercial Lines Inc. with the SEC (when available) at the SEC’s Web site at www.sec.gov. In addition, investors and stockholders may obtain free copies of the documents filed with the SEC by American Commercial Lines Inc. by contacting American Commercial Lines Inc. by e-mail at aclinesinvestor@aclines.com or by phone at 800-842-5491 or by going to the investor relations portion of American Commercial Lines Inc.’s website, www.aclines.com.

American Commercial Lines Inc. and its directors and certain executive officers may be deemed to be participants in the solicitation of proxies from American Commercial Lines Inc. stockholders in respect of the proposed transaction. Information about the directors and executive officers of American Commercial Lines Inc. and their respective interests in American Commercial Lines Inc. by security holdings or otherwise is set forth in its proxy statement for the 2010 Annual Meeting of Stockholders, which was filed with the SEC on April 16, 2010 and its Annual Report on Form 10-K for the year ended December 31, 2009, which was filed with the SEC on March 10, 2010. Stockholders may obtain additional information regarding the interests of American Commercial Lines Inc. and its directors and executive officers in the merger, which may be different than those of the Company’s stockholders generally, by reading the definitive proxy statement and other relevant documents regarding the merger, when filed with the SEC. Each of these documents is, or will be, available as described above.
Third Quarter 2010 Earnings Conference Call
ACL will conduct a conference call to discuss the Company’s quarter and nine months ended September 30, 2010 earnings on October 28, 2010 at 10:00 a.m. Eastern time. ACL’s live webcast, featuring a slide presentation, may be accessed at www.aclines.com. The telephone numbers to access the conference call are: Domestic (800) 844-5695 International (617) 786-2960 and the Participant Passcode is 46294907. For those unable to participate in the live call or webcast, the ACL Conference Call will be archived at http://www.aclines.com within three hours of the conclusion of the live call and will remain available through December 28, 2010. Following this date, the slide presentation will remain archived at www.aclines.com.
American Commercial Lines Inc., headquartered in Jeffersonville, Indiana, is an integrated marine transportation and service company operating in the United States Jones Act trades, with approximately $850 million in revenues and approximately 2,570 employees as of December 31, 2009. For more information about American Commercial Lines Inc. visit www.aclines.com.
Forward-Looking Statements
This release includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s present expectations and beliefs about future events. As with any projection or forecast, these statements are inherently susceptible to risks, uncertainty and changes in circumstance. Important factors could cause actual results to differ materially from those expressed or implied by the forward-looking statements and should be considered in evaluating the outlook of American Commercial Lines Inc. Risks and uncertainties are detailed from time to time in American Commercial Lines Inc.’s filings with the SEC, including our report on Form 10-K for the year ended December 31, 2009 and our most recent Form 10-Q. American Commercial Lines Inc. is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of changes, new information, subsequent events or otherwise.

AMERICAN COMMERCIAL LINES INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except shares and per share amounts)
(Unaudited)

	Quarter Ended Sept. 30,		Nine Months Ended Sept. 30,
	2010	2009	2010	2009
Revenues
Transportation and Services	$165,762	$143,690	$455,038	$448,768
Manufacturing	41,524	64,198	64,845	170,348

Revenues	207,286	207,888	519,883	619,116

Cost of Sales
Transportation and Services	133,529	118,359	391,826	393,744
Manufacturing	41,486	57,172	63,480	147,497

Cost of Sales	175,015	175,531	455,306	541,241

Gross Profit	32,271	32,357	64,577	77,875

Selling, General and Administrative Expenses	11,989	18,300	34,174	55,592

Operating Income	20,282	14,057	30,403	22,283

Other Expense (Income)
Interest Expense	9,815	10,470	29,434	30,803
Debt Retirement Expenses	—	17,659	—	17,659
Other, Net	(181)	(364)	(342)	(851)

Other Expense	9,634	27,765	29,092	47,611

Income (Loss) from Continuing Operations before Income Taxes	10,648	(13,708)	1,311	(25,328)

Income Taxes (Benefit)	5,583	(4,940)	1,089	(9,149)

Income (Loss) from Continuing Operations	5,065	(8,768)	222	(16,179)

Discontinued Operations, Net of Tax	—	(3,404)	(2)	(5,219)

Net Income (Loss)	$5,065	$(12,172)	$220	$(21,398)

Basic earnings (loss) per common share:
Earnings (loss) from continuing operations	$0.39	$(0.69)	$0.02	$(1.27)
Loss from discontinued operations, net of tax	—	(0.27)	—	(0.41)

Basic loss per common share	$0.39	$(0.96)	$0.02	$(1.68)

Earnings (loss) per common share — assuming dilution:
Earnings (loss) from continuing operations	$0.39	$(0.69)	$0.02	$(1.27)
Loss from discontinued operations, net of tax	—	(0.27)	—	(0.41)

Earnings (loss) per common share — assuming dilution	$0.39	$(0.96)	$0.02	$(1.68)

Weighted Average Shares Outstanding:
Basic	12,836,041	12,715,120	12,802,889	12,705,308
Diluted	13,155,083	12,715,120	13,011,214	12,705,308

AMERICAN COMMERCIAL LINES INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except shares and per share amounts)

	September 30,	December 31,
	2010	2009 (1)
ASSETS
Current Assets
Cash and Cash Equivalents	$10,341	$1,198
Accounts Receivable, Net	78,445	93,295
Inventory	47,790	39,070
Deferred Tax Asset	3,360	3,791
Assets Held for Sale	1,703	3,531
Prepaid Expenses and Other Current Assets	32,893	23,879

Total Current Assets	174,532	164,764
Properties, Net	518,922	521,068
Investment in Equity Investees	4,641	4,522
Other Assets	29,272	33,536

Total Assets	$727,367	$723,890

LIABILITIES
Current Liabilities
Accounts Payable	$33,659	$34,163
Accrued Payroll and Fringe Benefits	19,722	18,283
Deferred Revenue	16,845	13,928
Accrued Claims and Insurance Premiums	12,175	16,947
Accrued Interest	5,929	13,098
Current Portion of Long Term Debt	—	114
Customer Deposits	250	1,309
Other Liabilities	24,529	31,825

Total Current Liabilities	113,109	129,667
Long Term Debt	344,788	345,419
Pension and Post Retirement Liabilities	32,490	31,514
Deferred Tax Liability	59,259	40,133
Other Long Term Liabilities	6,270	6,567

Total Liabilities	555,916	553,300

STOCKHOLDERS’ EQUITY
Common stock; authorized 50,000,000 shares at $.01 par value; 16,052,025 and 15,898,596 shares issued and outstanding as of September 30, 2010 and December 31, 2009, respectively	160	159
Treasury Stock; 3,210,897 and 3,179,274 shares at September 30, 2010 and December 31, 2009, respectively	(314,049)	(313,328)
Other Capital	301,882	299,486
Retained Earnings	184,082	183,862
Accumulated Other Comprehensive (Loss) Income	(624)	411

Total Stockholders’ Equity	171,451	170,590

Total Liabilities and Stockholders’ Equity	$727,367	$723,890

(1)	The Consolidated Balance Sheet at December 31, 2009 has been derived from the audited consolidated financial statements at that date, but does not included all the information and footnotes required by generally accepted accounting principles.

AMERICAN COMMERCIAL LINES INC.
NET INCOME TO EBITDA RECONCILIATION
(Dollars in thousands)
(Unaudited)

	Quarter Ended Sept. 30,		Nine Months Ended Sept. 30,
	2010	2009	2010	2009
Net Income (Loss) from Continuing Operations	$5,065	$(8,768)	$222	$(16,179)
Discontinued Operations, Net of Income Taxes	—	(3,404)	(2)	(5,219)

Consolidated Net Income (Loss)	$5,065	$(12,172)	$220	$(21,398)

Adjustments from Continuing Operations:
Interest Income	—	(1)	(1)	(12)
Interest Expense	9,815	10,470	29,434	30,803
Debt Retirement Expenses	—	17,659	—	17,659
Depreciation and Amortization	11,207	13,042	35,118	39,515
Taxes	5,583	(4,940)	1,089	(9,149)
Adjustments from Discontinued Operations:
Interest Income	—	—	—	(1)
Interest Expense	—	10	—	30
Depreciation and Amortization	—	348	—	1,149
Taxes	—	(2,051)	—	(2,883)

EBITDA from Continuing Operations	31,670	27,462	65,862	62,637
EBITDA from Discontinued Operations	—	(5,097)	(2)	(6,924)

Consolidated EBITDA	$31,670	$22,365	$65,860	$55,713

EBITDA from Continuing Operations by Segment:
Transportation Net Income (Loss)	$5,527	$(12,960)	$553	$(35,229)
Interest Income	—	(1)	(1)	(12)
Interest Expense	9,815	10,470	29,434	30,803
Debt Retirement Expenses	—	17,659	—	17,659
Depreciation and Amortization	10,294	12,068	32,368	36,622
Taxes	5,583	(4,940)	1,089	(9,170)

Transportation EBITDA	$31,219	$22,296	$63,443	$40,673

Manufacturing Net (Loss) Income	$(596)	$4,224	$(582)	$18,972
Depreciation and Amortization	829	891	2,498	2,642

Total Manufacturing EBITDA	233	5,115	1,916	21,614
Intersegment Profit	—	—	—	—

External Manufacturing EBITDA	$233	$5,115	$1,916	$21,614

Management considers EBITDA to be a meaningful indicator of operating performance and uses it as a measure to assess the operating performance of the Company’s business segments. EBITDA provides us with an understanding of one aspect of earnings before the impact of investing and financing transactions and income taxes. EBITDA should not be construed as a substitute for net income or as a better measure of liquidity than cash flow from operating activities, which is determined in accordance with generally accepted accounting principles (“GAAP”). EBITDA excludes components that are significant in understanding and assessing our results of operations and cash flows. In addition, EBITDA is not a term defined by GAAP and as a result our measure of EBITDA might not be comparable to similarly titled measures used by other companies.
However, the Company believes that EBITDA is relevant and useful information, which is often reported and widely used by analysts, investors and other interested parties in our industry. Accordingly, the Company is disclosing this information to permit a more comprehensive analysis of its operating performance.

AMERICAN COMMERCIAL LINES INC.
Statement of Operating Income by Reportable Segment
(Dollars in thousands)
(Unaudited)

	Reportable Segments		All Other	Intersegment
	Transportation	Manufacturing	Segments	Elimination	Total
Quarter ended September 30, 2010
Total revenue	$163,868	$41,617	$2,076	$(275)	$207,286
Intersegment revenues	182	93	—	(275)	—

Revenue from external customers	163,686	41,524	2,076	—	207,286
Operating expense
Materials, supplies and other	57,229	—	—	—	57,229
Rent	5,182	—	—	—	5,182
Labor and fringe benefits	31,430	—	—	—	31,430
Fuel	29,726	—	—	—	29,726
Depreciation and amortization	10,294	—	—	—	10,294
Taxes, other than income taxes	2,612	—	—	—	2,612
Loss on disposition of equipment	(3,764)	—	—	—	(3,764)
Cost of goods sold	—	41,486	820	—	42,306

Total cost of sales	132,709	41,486	820	—	175,015
Selling, general & administrative	10,232	635	1,122	—	11,989

Total operating expenses	142,941	42,121	1,942	—	187,004

Operating income (loss)	$20,745	$(597)	$134	$—	$20,282

Quarter ended September 30, 2009
Total revenue	$142,231	$68,304	$1,575	$(4,222)	$207,888
Intersegment revenues	106	4,106	10	(4,222)	—

Revenue from external customers	142,125	64,198	1,565	—	207,888
Operating expense
Materials, supplies and other	58,939	—	—	—	58,939
Rent	5,379	—	—	—	5,379
Labor and fringe benefits	28,249	—	—	—	28,249
Fuel	28,134	—	—	—	28,134
Depreciation and amortization	12,068	—	—	—	12,068
Taxes, other than income taxes	3,329	—	—	—	3,329
Gain on disposition of equipment	(18,333)	—	—	—	(18,333)
Cost of goods sold	—	57,172	594	—	57,766

Total cost of sales	117,765	57,172	594	—	175,531
Selling, general & administrative	14,444	2,853	1,003	—	18,300

Total operating expenses	132,209	60,025	1,597	—	193,831

Operating income (loss)	$9,916	$4,173	$(32)	$—	$14,057

AMERICAN COMMERCIAL LINES INC.
Statement of Operating Income by Reportable Segment
(Dollars in thousands)
(Unaudited)

	Reportable Segments		All Other	Intersegment
	Transportation	Manufacturing	Segments	Elimination	Total
Nine Months ended September 30, 2010
Total revenue	$449,510	$86,117	$6,032	$(21,776)	$519,883
Intersegment revenues	504	21,272	—	(21,776)	—

Revenue from external customers	449,006	64,845	6,032	—	519,883
Operating expense
Materials, supplies and other	159,652	—	—	—	159,652
Rent	15,571	—	—	—	15,571
Labor and fringe benefits	91,507	—	—	—	91,507
Fuel	88,735	—	—	—	88,735
Depreciation and amortization	32,368	—	—	—	32,368
Taxes, other than income taxes	8,946	—	—	—	8,946
Gain on disposition of equipment	(7,357)	—	—	—	(7,357)
Cost of goods sold	—	63,480	2,404	—	65,884

Total cost of sales	389,422	63,480	2,404	—	455,306
Selling, general & administrative	28,873	1,924	3,377	—	34,174

Total operating expenses	418,295	65,404	5,781	—	489,480

Operating income (loss)	$30,711	$(559)	$251	$—	$30,403

Nine Months ended September 30, 2009
Total revenue	$443,690	$184,159	$5,462	$(14,195)	$619,116
Intersegment revenues	297	13,811	87	(14,195)	—

Revenue from external customers	443,393	170,348	5,375	—	619,116
Operating expense
Materials, supplies and other	170,440	—	—	—	170,440
Rent	16,334	—	—	—	16,334
Labor and fringe benefits	86,492	—	—	—	86,492
Fuel	92,052	—	—	—	92,052
Depreciation and amortization	36,622	—	—	—	36,622
Taxes, other than income taxes	10,508	—	—	—	10,508
Gain on disposition of equipment	(20,630)	—	—	—	(20,630)
Cost of goods sold	—	147,497	1,926	—	149,423

Total cost of sales	391,818	147,497	1,926	—	541,241
Selling, general & administrative	48,233	4,008	3,351	—	55,592

Total operating expenses	440,051	151,505	5,277	—	596,833

Operating income	$3,342	$18,843	$98	$—	$22,283

AMERICAN COMMERCIAL LINES INC.
SELECTED FINANCIAL AND NONFINANCIAL DATA
(Dollars in thousands except where noted)
(Unaudited)

	Quarter Ended Sept. 30,		Nine Months Ended Sept. 30,
	2010	2009	2010	2009
Consolidated EBITDA	$31,670	$22,365	$65,860	$55,713

Transportation Revenue and EBITDA
Revenue	$163,686	$142,125	$449,006	$443,393
EBITDA	31,219	22,296	63,443	40,673

Manufacturing Revenue and EBITDA (External and Internal)
Revenue	$41,617	$68,304	$86,117	$184,159
EBITDA	233	5,115	1,916	21,614

Manufacturing External Revenue and EBITDA
Revenue	$41,524	$64,198	$64,845	$170,348
EBITDA	233	5,115	1,916	21,614

Average Domestic Barges Operated
Dry	2,109	2,173	2,116	2,209
Liquid	332	367	344	376

Total	2,441	2,540	2,460	2,585

Fuel Price (Average Dollars per gallon)	$2.19	$2.01	$2.16	$1.95

Capital Expenditures (including software)	$15,843	$6,754	$38,039	$20,160
Management considers EBITDA to be a meaningful indicator of operating performance and uses it as a measure to assess the operating performance of the Company’s business segments. EBITDA provides us with an understanding of the Company’s revenues before the impact of investing and financing transactions and income taxes. EBITDA should not be construed as a substitute for net income or as a better measure of liquidity than cash flow from operating activities, which is determined in accordance with generally accepted accounting principles (“GAAP”). EBITDA excludes components that are significant in understanding and assessing our results of operations and cash flows. In addition, EBITDA is not a term defined by GAAP and as a result our measure of EBITDA might not be comparable to similarly titled measures used by other companies.
However, the Company believes that EBITDA is relevant and useful information, which is often reported and widely used by analysts, investors and other interested parties in our industry. Accordingly, the Company is disclosing this information to permit a more comprehensive analysis of its operating performance.

AMERICAN COMMERCIAL LINES INC. OPERATING RESULTS by BUSINESS SEGMENT
Quarter Ended September 30, 2010 as compared with Quarter Ended September 30, 2009
(Dollars in thousands except where noted)
(Unaudited)

				% of Consolidated
				Revenue
	Quarter Ended Sept. 30,			3rd Quarter
	2010	2009	Variance	2010	2009
REVENUE
Transportation and Services	$165,762	$143,690	$22,072	80.0%	69.1%
Manufacturing (external and internal)	41,617	68,304	(26,687)	20.1%	32.9%
Intersegment manufacturing elimination	(93)	(4,106)	4,013	(0.1%)	(2.0%)

Consolidated Revenue	207,286	207,888	(602)	100.0%	100.0%

OPERATING EXPENSE
Transportation and Services	144,883	133,806	11,077
Manufacturing (external and internal)	42,214	64,131	(21,917)
Intersegment manufacturing elimination	(93)	(4,106)	4,013

Consolidated Operating Expense	187,004	193,831	(6,827)	90.2%	93.2%

OPERATING INCOME
Transportation and Services	20,879	9,884	10,995
Manufacturing (external and internal)	(597)	4,173	(4,770)
Intersegment manufacturing elimination	—	—	—

Consolidated Operating Income	20,282	14,057	6,225	9.8%	6.8%

Interest Expense	9,815	10,470	(655)
Other Expense (Income)	(181)	(364)	183

Income (Loss) Before Income Taxes	10,648	(13,708)	24,356

Income Tax (Benefit)	5,583	(4,940)	10,523
Discontinued Operations	—	(3,404)	3,404

Net Income (Loss)	$5,065	$(12,172)	$17,237

Domestic Barges Operated (average of period beginning and end)	2,441	2,540	(99)

Revenue per Barge Operated (Actual)	$67,057	$55,955	$11,102

AMERICAN COMMERCIAL LINES INC. OPERATING RESULTS by BUSINESS SEGMENT
Nine Months Ended September 30, 2010 as compared with Nine Months Ended September 30, 2009
(Dollars in thousands except where noted)
(Unaudited)

				% of Consolidated
				Revenue
	Nine Months Ended Sept. 30,			Nine Months
	2010	2009	Variance	2010	2009
REVENUE
Transportation and Services	$455,038	$448,768	$6,270	87.5%	72.5%
Manufacturing (external and internal)	86,117	184,159	(98,042)	16.6%	29.7%
Intersegment manufacturing elimination	(21,272)	(13,811)	(7,461)	(4.1%)	(2.2%)

Consolidated Revenue	519,883	619,116	(99,233)	100.0%	100.0%

OPERATING EXPENSE
Transportation and Services	424,076	445,328	(21,252)
Manufacturing (external and internal)	86,676	165,316	(78,640)
Intersegment manufacturing elimination	(21,272)	(13,811)	(7,461)

Consolidated Operating Expense	489,480	596,833	(107,353)	94.2%	96.4%

OPERATING INCOME
Transportation and Services	30,962	3,440	27,522
Manufacturing (external and internal)	(559)	18,843	(19,402)
Intersegment manufacturing elimination	—	—	—

Consolidated Operating Income	30,403	22,283	8,120	5.8%	3.6%

Interest Expense	29,434	30,803	(1,369)
Debt Retirement Expenses	—	17,659	(17,659)
Other Expense (Income)	(342)	(851)	509

Income (Loss) Before Income Taxes	1,311	(25,328)	26,639

Income Tax (Benefit)	1,089	(9,149)	10,238
Discontinued Operations	(2)	(5,219)	5,217

Net Income (Loss)	$220	$(21,398)	$21,618

Domestic Barges Operated (average of period beginning and end)	2,460	2,585	(125)

Revenue per Barge Operated (Actual)	$182,523	$171,525	$10,998